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                                                                  Exhibit 10(42)

                 REPRESENTATION AND TECHNICAL SUPPORT AGREEMENT


THIS AGREEMENT entered into as of the 21st day of February, 2000 by and between VCI Communities Solutions, Inc. a company incorporated under the laws of the State of Delaware, with offices at 589 Eighth Avenue, New York, New York 10018, (hereinafter, "VCI"), and Vanco Consulting Limited., a company incorporated under the company laws of the United Kingdom with offices at John Busch House, 277 London Road, Isleworth, Middlesex, TW7 5AX (hereinafter, "Vanco").

                               W I T N E S S E T H

     WHEREAS, VCI has developed and/or has been licensed the proprietary rights to a suite of products designed to create a complete solution for the creation, management and maintenance of community web sites (hereinafter, "Community Management Solution" or "CMS"); and

     WHEREAS, VCI desires to authorize Vanco to market and provide technical development and support services for CMS and/or other content management systems to be developed by VCI, (hereinafter collectively, "VCI Systems") as defined below and in Exhibit A hereto, and Vanco wishes to market and provide technical development and support services for VCI Systems in accordance with the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing, the parties, by their duly authorized representatives, hereby covenant and agree as follows:

1.   Preamble

     1.1 The Preamble and all Exhibits attached hereto, form an integral part of this Agreement.

2.   Engagement and Services

     2.1 Subject to the terms and conditions set forth in this Agreement and Exhibit A hereto, VCI hereby appoints Vanco as its exclusive representative in the countries comprising the European Union (hereinafter, the "EU" or "Territory") to market VCI Systems in the Territory, locate and introduce potential customers (hereinafter "Introduced Parties") to VCI for the purpose of encouraging their acquisition of VCI Systems and to assist VCI in negotiating sales agreements with Introduced Parties, if so requested by VCI. For purposes of this Section 2.1, the term "introduce" shall include, without limitation, identifying potential clients, making the initial contact and conducting preliminary meetings with such party.

     2.2 To eliminate any doubt, any final Web Design and Development Agreement entered into with the Introduced Party shall be solely between VCI and such Introduced Party.

     2.3 Commencing upon the effectiveness of this Agreement and no later than every three (3) months thereafter (hereinafter, the "Reporting Period"), Vanco shall furnish to VCI a written report (hereinafter, the "Report") relating to Vanco's planned marketing activities for the forthcoming
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          Reporting Period, prior Reporting Period activities for the previous
          Reporting Period, including without limitation, its quarterly marketing plan and budget for marketing VCI Systems to its existing customer base and other potential customers in the Territory.

     2.4 During the term of this Agreement, Vanco shall, in addition to its duties set out in Section 2.1, 2.2 and 2.3 above, provide the services that are more particularly set forth in Exhibit A for those Introduced Parties with whom VCI enters into agreements and shall maintain the technical infrastructure, facilities and staff required to provide such services for the Introduced Parties.

     2.5 Notwithstanding anything contained herein, for a period of two (2) years after the termination of this Agreement, Vanco shall continue to provide to the Introduced Parties those technical support services which are numbered #5 through #8 in Exhibit A. At all times during the Agreement and for so long as Vanco provides the technical support services described herein, VCI shall provide Vanco with secondary support services and information as are reasonably required for Vanco to perform its technical support services hereunder. In consideration thereof, Vanco shall receive the maintenance fee (hereinafter, the "Maintenance Fee") set forth in Exhibit B attached hereto. To eliminate any doubt, the provisions of technical support services by Vanco for a period of two years following termination of this Agreement shall be dependant upon VCI's provision to Vanco of the secondary support services and information required by Vanco to perform its duties hereunder.

3.   CMS License Fee and Compensation

     3.1 The current suggested price for CMS is the amount set forth in Exhibit B attached hereto (hereinafter, the "Fee"). The Fee is payable in cash and securities of the Introduced Party. VCI may, at its sole discretion, change the suggested Fee from time to time. In the event of same, VCI shall provide Vanco fourteen (14) days notice of its decision to do so. VCI shall also have the absolute right to determine the Fee for each agreement entered into with an Introduced Party taking into consideration the scope and nature of the agreement with such Introduced Party.

     3.2 In consideration of Vanco fulfilling its duties and obligations herein, in addition to the Maintenance Fee set forth in Section 2.5 above, VCI shall pay to Vanco the commission set forth in Exhibit B, (hereinafter, the "Commission"). The Commission shall be payable net of taxes, for each VCI System that VCI sells to an Introduced Party. VCI shall not be obligated to sell a CMS system for less than the Fee. VCI shall not receive less than fifty percent of the Fee in cash. All equity received by VCI from an Introduced Party shall be placed in escrow on behalf of VCI and Vanco (pursuant to an escrow agreement to be entered into by the parties within a period of thirty (30) days from the date hereof on mutually satisfactory terms) pending a decision by them whether to establish a joint venture entity ("JV") within a period of one year from the date hereof for the purpose of marketing and providing technical services to Introduced Parties. In the event the parties do not establish a JV within a period of one year from the date hereof, or, alternatively, mutually determine earlier that a JV is not in each parties' best interest, the equity shall be divided between the parties on a sixty percent (60%)/forty percent (40%) basis with the higher amount going to VCI. In the event the JV is established by the parties, then such equity shall be transferred to it in the manner to be set forth in a JV agreement to be entered into by the parties.
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     3.3  Notwithstanding anything contained herein, VCI shall not be obligated to enter into agreements with more than six (6) Introduced Parties for VCI Systems in any fiscal quarter of 2000 and eight (8) Introduced Parties in any fiscal quarter of 2001.

     3.4 All Commissions shall be payable to Vanco by VCI within ten (10) business days from VCI's receipts of proceeds from a sale to an Introduced Party with the exception of commissions on the Maintenance Fees which shall be paid by VCI to Vanco on a quarterly basis. Notwithstanding the same, in the event that VCI materially changes the current manner in which it receives payment for its products and or services either on an ongoing basis or for a particular client, VCI and Vanco shall determine in a mutually agreeable manner a different method of payment to Vanco for the services that it shall be providing going forward or for the particular client.

     3.5 VCI shall remit the Commission with a written statement reflecting in reasonable detail the basis of its determination of the amount of Commission due to Vanco. If no Commission is due, VCI shall so indicate to Vanco. The payment of Commissions to Vanco for sales to Introduced Parties shall survive the termination of this Agreement.

     3.6 No commission will be due for sales to a customer in the Territory directly contacted by VCI prior to or after the termination or expiration of this Agreement unless the customer was introduced to VCI by Vanco during the Term as that term is defined herein and VCI commenced negotiations, as evidence in writing, for the sale of a VCI System


4.   Term & Termination

     4.1 This Agreement shall become effective upon its execution by both parties and shall continue in force for a period of two (2) years (hereinafter, the "Term") provided that VCI sells at least two (2) CMS systems during the first 180 days of the Term to Introduced Parties and eight (8) CMS systems during the first year of the Term to Introduced Parties. This Agreement shall be extended automatically for additional one-year periods unless terminated earlier by one of the parties hereto on sixty (60) days notice to the other party prior to the expiration of the then current term. If VCI does not sell the number of systems as described herein, this Agreement may be canceled by VCI after the first year of the Term. Notwithstanding the same, Vanco's obligation to provide ongoing technical support to Introduced Parties as set forth in Section 2.4, shall remain in effect for a period of two (2) years after the termination of this Agreement. The sale of a CMS system to Skills Communities Ltd. shall be included as a sale of a CMS system to an Introduced Party notwithstanding that Vanco is not entitled to receipt of the Commission or Maintenance Fee in conjunction with such sale.

     4.2 Either Party shall be entitled to terminate this Agreement forthwith, by written notice, should the other party fail to comply with its material obligations in this Agreement and does not remedy such non-compliance within thirty (30) days after receipt of notice from the other party that it intends to terminate this Agreement if such failure is not corrected.

     4.3 Either party may terminate this Agreement forthwith, by notice, if the other party is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or shall
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          have a receiver or trustee appointed for its business or property or is dissolved or liquidated or otherwise ceases business, and such declaration or execution, or appointment is not canceled within forty five (45) days.

     4.4 Unless expressly stated otherwise, upon the termination, cancellation or expiration of this Agreement, neither party shall be responsible or liable to the other for consequential or incidental damages of any kind, regardless of whether such party had advance notice of the possibility of such damages.

     4.5  Upon the termination of this Agreement for any reason whatsoever:

          (i) VCI shall continue to pay all amounts due to Vanco under the terms of this Agreement for sales previously made to Introduced Parties and/or any amounts due to Vanco in accordance with Section 3.6 above.

          (ii) Vanco shall refer all inquiries to VCI in a timely manner;

          (iii) Vanco shall continue to provide technical support to the Introduced Parties for such period as agreed by the parties in accordance with Section 2.5 above;

          1. (iv) Vanco shall promptly return to VCI, erase and/or destroy all copies of CMS documentation and all information and literature relating thereto which shall have been provided by VCI to Vanco or reproduced by Vanco; provided, however, that Vanco may retain a sufficient and reasonable number of copies of the documentation to enable Vanco to continue to provide technical support services to Introduced Parties. Upon such return, erasure and/or destruction, Vanco shall confirm in writing to VCI that it has complied with its obligations under this section.

          2. (v) Each party shall promptly return to the disclosing party, and/or erase or destroy all copies of any Proprietary Information in the possession of such party or its subsidiaries and/or its holding companies and subsidiaries of its holding companies. Upon such return, erasure and/or destruction, such party shall confirm in writing to the disclosing party that it has complied with its obligations under this paragraph.

          3. (vi) Sections 2.5 (for a period of 2 years), 4.5, 5, 7, 8, 9 of this Agreement shall survive the termination and/or expiration of this Agreement for any reason whatsoever.

5.   Confidentiality; Employment of Other Party's Employees

     5.1 (a) Each party shall: (i) hold in confidence, and not disclose or reveal to any person or entity, any Confidential Information, as defined herein, of the other party without the clear and express prior written consent of a duly authorized representative of such other party, except that a party receiving Confidential Information from the other party may reveal such information solely to its employees or contractors, consultants or advisors who require such disclosure to allow such receiving party to perform its obligations or exercise its rights under this Agreement and who agree in writing to refrain from making any unauthorized use or disclosure thereof; and (ii) not use any Confidential Information of the other party for any purpose at any time, other than for the purpose(s) of performing its obligations or
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          exercising its rights under this Agreement. Each party shall protect the Confidential Information of the other party using at least the same degree of care it uses to protect its own proprietary and confidential information and materials of like importance, but in no event less care than a reasonably prudent business person would take in a like or similar situation. Each party shall return any Confidential Information of the other upon written request, except to the extent that doing so would undermine or interfere with the exercise by the receiving party of its rights under this Agreement.

     (b) Confidential Information shall include but not be limited to, all trade secrets, technical information, technology, information, computer source and object codes, other computer codes, computer interfaces, products, demonstration products, work in progress, data concerning products, client lists, sales and marketing information, client account records, training and operations material and memoranda, personnel records, pricing information, and financial information concerning or relating to the accounts, clients, employees, profits, finances and business affairs, obtained by or furnished, disclosed or disseminated to either party.

     (c) Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

     5.2 Each party shall treat the terms of this Agreement as confidential and shall not disclose such terms, except that disclosure of such terms shall be permitted to accountants, attorneys and other professionals providing services to the disclosing party to the extent that such professionals are notified of the confidential nature of such terms.

     5.3 Each party agrees that during the continuance of this Agreement and for a period of one year after its termination, in whole or in part, it will not hire or otherwise contract the services of, whether directly or indirectly (i) an employee of the other party (ii) a former employee of the other party whose employment with the other party ended less than six (6) months prior to the date of such hiring, or (iii) any corporation or entity in which such employee or former employee is an officer, director or shareholder holding 25% of the equity or employed providing service to that corporation or entity, provided, however, that this provision shall not apply if the employer or former employer of such individual consents in writing to such hiring. The obligation contained herein shall extend to the employees and former employees of subsidiaries, holding companies and subsidiaries of holding companies of both parties.

6.   Non Competition

     6.1  So long as this Agreement is in effect, Vanco shall not market, sell or distribute CMS outside the Territory nor shall Vanco be concerned or interested, either directly or indirectly, in the production, importation, marketing, sale or distribution of products manufactured by third parties that compete with or are similar to the VCI Systems in any manner. Vanco shall promptly refer to VCI all inquiries or orders for CMS from customers located outside the Territory unless Vanco has obtained VCI's written consent to deal with such inquiries or orders. In order to avoid any dispute, should the parties fail to
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          agree if a product competes with or is similar to the VCI Systems, the parties shall jointly nominate an independent consultant who shall make such determination.

7.   Intellectual Property

     7.1 Vanco acknowledges the ownership of VCI's right, title and interest in and to the VCI Systems and trade names, trademarks and service marks associated with CMS and other VCI services and products and further acknowledges that all the right, title and interest in the goodwill accruing as a result of the use of the VCI Systems by Vanco enures to VCI. Vanco agrees that it shall not hold itself out as having acquired any proprietary right to any trade name, trademark or service mark of VCI by virtue of its use thereof or anything herein, except as specifically set forth in this Agreement, and any such right shall immediately cease upon the termination or cancellation of this Agreement.

     7.2 Except with respect to its development and technical support obligations hereunder, Vanco is prohibited from changing, developing, enhancing or otherwise modifying CMS or other VCI System (or any component thereof) in any way whatsoever, nor shall Vanco disassemble, decompile, reverse-engineer or revise CMS (or any component thereof) or attempt to discover the source code of CMS.

     7.3 Any modifications, improvements or changes to CMS and or any other VCI Systems which may be permitted in accordance with this Agreement must be fully documented by Vanco and made available to VCI for its review and use. Vanco shall be entitled to co-title, together with VCI and the client for whom Vanco provides services, to any applications to CMS developed by Vanco for such client on behalf of VCI in the process of fulfilling its duties as set forth in Exhibit A herein.

     7.4 During the term of this Agreement, VCI shall grant to Vanco a non-exclusive, nontransferable, worldwide license to reproduce VCI's trade names, trademarks and service marks associated with CMS and other VCI services on all advertising and promotional materials, display materials or other materials which utilize such trade names, trademarks and service marks for the sole purpose of allowing Vanco to fully promote and market the VCI Systems.

     7.5 VCI represents and warrants solely for the benefit of Vanco as of the effective date, that it is the owner of or otherwise has the right to use and distribute the various software components of the VCI Systems.
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8.   Indemnity

     The parties shall defend, indemnify and save the other party harmless from and against injury, loss or damage to the other from any third party arising out of or resulting from the acts or omissions of each party in connection with their respective duties, representations and obligations contained in this Agreement up to an amount of U.S.$250,000.

9.   Miscellaneous

     9.1 Severability: Any term or provision of this Agreement which is found by a court, tribunal or arbitration panel to be invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the other terms or provisions of this Agreement. In the event that any term or provision of this Agreement is found to be unenforceable or ineffective, then the reviewing court, tribunal or arbitration panel may modify such term or provision to the extent necessary to render it enforceable and the parties agree to be bound by and perform this Agreement as modified.

     9.2 Entire Agreement: This Agreement contains the full and complete understanding between the parties and supersedes all prior understandings, whether written or oral, pertaining to the subject matter hereof. The parties expressly acknowledge that any representation, promise or inducement by any party to any other party that is not embodied in this Agreement is not part of this Agreement; and they agree that no party shall be bound or liable for any such alleged representation, promise, or inducement not set forth herein

     9.3 Assignment: Except as otherwise provided in this Agreement, the rights and obligations of the Vanco shall not be assignable without the prior written consent of VCI which consent shall not be unreasonably withheld, save and except for an assignment of this Agreement to a related company .

     9.4 Amendments and Waivers: This Agreement may not be amended, modified or altered except by written instrument signed by the parties hereto. In the event that any party seeks a waiver of any part or portion of this Agreement, such waiver must be by written instrument signed by the party waiving compliance. The failure of any party at any time to require performance of any provision in this Agreement shall in no manner affect its right at a later time to enforce the same. And, no waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise in any or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

     9.5 Notices: Unless otherwise provided, any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (i) if by hand delivery, upon receipt thereof, (ii) if mailed, seven (7) days after deposit in the mail by postage prepaid, certified
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          mail return receipt requested; (iii) by facsimile transmission (with dispatch and receipt confirmed) and (iv) if by next day delivery service, upon such delivery; all addressed to the party to be notified at the address set forth in Preamble above or at such other address as such party may designate by written notice to the other party from time to time.

     9.6 No Joint Venture: Vanco is an independent contractor and is not an employee, agent, joint venturer or partner of VCI and shall not hold itself out as such to any person or entity. Vanco shall have no authority to act for, bind or execute agreements on behalf of VCI, or to represent that VCI is responsible for Vanco in any way. Vanco may not engage any person or entity to carry out any of its undertakings under this Agreement unless such engagement is agreed to by VCI, with the exception of subsidiaries of Vanco and/or entities controlled in the majority by Vanco.

     9.7 Headings: The headings herein are for reference only and shall not affect the construction of this Agreement.

     9.8 Successors & Assigns: The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.

     9.9 Counterparts & Execution: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of this Agreement shall be valid if served on the other party by facsimile and such other party confirms in writing receipt and acceptance of service.

     B. 9.10 Governing Law: This Agreement, its validity, construction and effect shall be governed by and construed under the laws of the State of New York without regard to its conflict of laws provisions.


IN WITNESS WHEREOF, the parties have caused this Agreement to be duly signed on the date stated above.

VIRTUAL COMMUNITIES, INC.               VANCO CONSULTING LIMITED.


By: /s/ Avi Moskowitz                    By: s/ Alan Timpany
    -----------------                        ---------------
Title: President and C.E.O              Title: Managing Director
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                                    EXHIBIT A


At its sole cost and expense, Vanco shall be responsible to undertake certain actions in accordance with its obligations under the Agreement. It is understood by VCI that Vanco may outsource certain elements of the services to be provided by it to VCI and in such instance, VCI shall have the right to approve the party to whom such services are outsourced and agree to the technical terms of such outsourcing to assure that such services comply with VCI's usual standard of service. The following are the actions to be undertaken by Vanco:

1. coordinate development of the Introduced Party's online community project, including, but not limited to creating specifications for and modeling a proposed site, designing the same and training the Introduced Party's staff in the operation of the same;

2. retain adequate staff of systems administrators, support engineers, templater/designers and account managers who shall be responsible for providing design and programming services, technical support and back-up services for Introduced Parties. Such staff shall have the requisite knowledge or skill set required to implement various modules, (by way of example, Intershop software required to implement the CMS Ecommerce module). Within 60 days from the date hereof, Vanco shall have retained at least one employee from each of the above areas and shall continue to retain additional staff as required to support sales to Introduced Parties;

3. assume responsibility for the maintenance of the content management templates;

4. provide training to Introduced Parties' staff related to modules included in CMS such as templating, use of the Cortext content management system and Ecommerce systems. The parties shall jointly determine how to best provide semi-annual consulting services/day long seminars to Introduced Parties who acquire CMS or a VCI System;

5. acquire all components of the network structure required to host, operate and back-up the Introduced Parties' online communities with the exception of servers, which shall be provided by VCI. Such servers shall be accessible to VCI at all times;

6. provide full back-up system and firewall security protection;

7. provide ongoing support and 24/7 emergency support line for CMS and other VCI systems sold to Introduced Parties; and

8. provide 24/7 system administration for VCI hardware hosting the Introduced Party's community.

VCI shall support Vanco's obligations above in the following manner:

1. acquire web server(s) which shall reside at either a U.K. server farm or at a Vanco facility, at Vanco's option. The server machine(s) shall be capable of hosting the various components comprising CMS, such as ecommerce, database and streaming media modules;

2. provide training to Vanco staff as required to enable them to perform their duties hereunder;

3. provide marketing consultations and promotional literature related to CMS and other potential VCI Systems as required by Vanco to market the same; and

4. provide to Vanco technical support documentation and any additional information reasonably required by Vanco to fulfill its programming, design and technical support obligations under the terms of this Agreement.